Exhibit 99.1



          Houston, TX, December 21, 1998 -- Crown Castle International Corp. (NASDAQ: TWRS) announced today that it completed the private offering in a distribution pursuant to Rule 144A/Regulation S under the Securities Act of 1933 of its $200 million principal amount senior exchangeable pay-in-kind preferred stock. The net proceeds of the offering are anticipated to be used for the proposed joint venture with Bell Atlantic Mobile, to repay outstanding bank borrowings and for general corporate purposes.

          The exchangeable preferred stock has not been registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.